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                                                                     EXHIBIT 3.1

                                     FORM OF

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           THE PLASTIC SURGERY COMPANY


                                       1.

                  The name of the Corporation is the Plastic Surgery Company.

                                       2.

                  Section 2.1. Common Stock. The aggregate number of common shares (referred to in these Articles of Incorporation as "Common Stock") which the Corporation shall have the authority to issue is 100,000,000, with no par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

                  Section 2.2. Preferred Stock. The aggregate number of preferred shares (referred to in these Articles of Incorporation as "Preferred Stock") which the Corporation shall have authority to issue is 20,000,000, with no par value per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

                  The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of



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any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

                  (i) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                  (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                  (iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

                  (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                  (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

                  (vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

                  (vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

                                       3.

                  No shareholder shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

                                      4.

                  Section 4.1. Personal Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director's duties, of any business opportunity of the Corporation, (ii) for acts or omissions



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which involved intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

                  Section 4.2. Effect of Repeal or Modification. Neither the repeal or modification of this Article 4 nor the adoption of any provision of these Articles of Incorporation inconsistent with these Articles shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal, modification or adoption.

                                       5.

                  Section 5.1. Number and Term of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall have up to nine members with the exact number to be determined from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board. Each director shall serve for a term as described in Section 5.2.

                  Section 5.2. Classified Board. The directors of the Corporation (other than any directors who may be elected by holders of any series of Preferred Stock then outstanding) shall be and are divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as the then-authorized number of directors constituting the Board of Directors permits. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1999, the directors first elected to Class II shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 1999, and the directors first elected to Class III shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 1999. Any director who may be elected by holders of any series of Preferred Stock then outstanding shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected.

                  Section 5.3. Increase or Decrease in Authorized Number of Directors. In the event of any increase or decrease in the authorized number of directors:

                  (a) Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term, or his prior death, retirement, resignation or removal; and


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                  (b)      Newly-created or eliminated directorships resulting
         from any increase or decrease shall be apportioned by the Board of Directors among the three classes so as to keep the number of directors in each class as nearly equal as possible.

                  Section 5.4. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any or all directors may be removed from office at any time with or without cause, but only by the same affirmative vote of the shareholders required to amend this Article 5 as provided in Article 8 of these Articles of Incorporation.

                  Section 5.5. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding to fill director vacancies, vacancies on the Board of Directors (including vacancies resulting from retirement, resignation, removal from office or death) shall be filled exclusively by action of a majority of the remaining members of the Board of Directors, although such majority is less than a quorum. Any director so elected shall hold office until the next annual meeting of shareholders.

                                       6.

                  In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors the Board of Directors, committees of the Board of Directors and such individual directors consider pertinent; provided, however, that this provision solely grants discretionary authority to the directors and no constituency shall be deemed to have been given any right to consideration hereby.

                                       7.

                  The mailing address of the principal office of the Corporation is 104 West Anapamu Street, Suite G, Santa Barbara, California 93101.

                                       8.

                  Notwithstanding any provision of law to the contrary, the affirmative vote of greater than fifty percent (50%) of all of the votes entitled to be cast on the matter shall be necessary, after due authorization, approval or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

                  a. amendment of the Articles of Incorporation of the Corporation;

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         b.       a Change in Control of the Corporation. "Change of Control"
shall mean (x) any merger or consolidation of the Corporation with any other business entity (other than a merger in which the Corporation is the surviving corporation and as a result of which persons who owned beneficially a majority in voting power of the outstanding voting capital stock of the Corporation immediately prior to the merger continue to own beneficially, in substantially the same proportions, a majority in voting power of the outstanding voting capital stock of the Corporation immediately after such merger), or (z) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation;

         c. the voluntary liquidation, dissolution or winding-up of the Corporation; or

         d. any other transaction that Section 14-2-1110 of the Georgia Business Corporation Code defines as a "Business Combination."